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                                                                    Exhibit 99.1




FOR IMMEDIATE RELEASE

THE CARBIDE/GRAPHITE GROUP, INC. REPORTS PREVIOUSLY-ANNOUNCED FINANCIAL RESTRUCTURING PLAN NOT FEASIBLE; ALTERNATIVES UNDER CONSIDERATION

         Pittsburgh, Pennsylvania - September 4, 2001 - The Carbide/Graphite Group, Inc. (NASDAQ NNM: CGGI) reported today that its previously-announced financial restructuring transaction with affiliates of Questor Management Company ("Questor") and the bank group under its $135 million revolving credit facility (the "Bank Group") no longer appears to be feasible. Under such previously-announced transaction, Questor would have purchased $49 million in newly-issued preferred stock of the Company and current stockholders would have had the right to participate in a $15 million rights offering to invest in preferred stock on the same terms.

         The Company continues to work with Questor and the Bank Group to complete an alternate transaction whereby Questor would invest $65 million and the Bank Group would restructure their loans. However, it is unlikely that the value of the common equity can be preserved under the alternatives presently being considered, although such alternatives are currently not expected to have a significant effect on the Company's trade vendors or its on-going operations.

         In connection with the Company's discussions with the Bank Group, the Bank Group has extended the expiration date of a previously-issued waiver related to the Company's non-compliance with certain financial covenants during its fiscal year ended July 31, 2000. Such waiver has been extended until September 7, 2001.

         The Company was also recently notified by The NASDAQ Stock Market that the price of the Company's common stock has fallen below the minimum thresholds required for listing on the NASDAQ National Market System. The Company has until November 26, 2001 to reach compliance with the minimum listing standards. Otherwise, the Company's common equity will convert to "over the counter" trading.

         The Carbide/Graphite Group, Inc. is a leading manufacturer of industrial graphite and calcium carbide products with manufacturing facilities in St. Marys, Pennsylvania; Niagara Falls, New York; Louisville and Calvert City, Kentucky; and Seadrift, Texas.

         Note: This release contains forward-looking statements that are based on current expectations, estimates and projections about the industries in which the Company operates, management's beliefs and assumptions made by management. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and are subject to the safe harbor created thereby. These statements are based on a number of assumptions that could ultimately prove inaccurate and, therefore, there can be no assurance that such statements will prove to be accurate. There can be no assurance that the Company, Questor and the Bank Group will reach agreement on any alternative transaction or restructuring. Other risks and uncertainties are detailed in the Company's periodic filings with the Securities and Exchange Commission. The Company does not undertake to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.